[Exhibit 99.1 - Press Release]

PREMIER ENTERS INTO LETTER OF INTENT TO PURCHASE PLAYERS GRILLE, INC.

Tampa, Florida - April 20, 2004 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN; Frankfurt: YP3; Berlin: YP3.BER) announces that it has entered into a Letter of Intent to purchase Players Grille, Inc. (Fleming Island) of Orange Park, Florida. Under the terms of the Letter of Intent Premier will complete a thorough due diligence over the next two months, including an independent audit of Players Grille's financial statements.
Premier will purchase the Fleming Island location, exclusive rights to the name, concept and theme, and the right of first refusal to purchase the original location in Miramar. Subject to successful due diligence and the execution of a Definitive Purchase Agreement, this acquisition should close within the next ninety (90) days. This acquisition will be consummated with cash, debt and equity. All equity used in this acquisition will be donated by Premier insiders and/or affiliates. The acquisition will be non-dilutive to current shareholders and is expected to significantly enhance Premier's fiscal 2004 revenues and earnings.

Eric R. Boyer, Premier's President and CEO, commented, "This is one of several strategic acquisition candidates we have been looking at over the past few months. This acquisition fits within our target acquisition parameters exceptionally well: it is an innovative and profitable theme-based concept with immediate upside potential. The Players Grille concept has been tested and is ready for expansion into new areas and markets. And even more we believe it has tremendous potential to be franchised across the country. "

Players Grille is an upscale family sports grill and bar with two locations serving the greater Jacksonville area. Each location contains a myriad of TVs tuned into various sporting and news programs, a game room, pool tables and comprehensive menu loaded with lunch, diner and snack items aimed to please the entire family.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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